Exhibit 99.1

Press Release

Regeneron Reports Fourth Quarter and Full Year 2025 Financial and Operating Results
•Fourth quarter 2025 revenues increased 3% to $3.9 billion versus fourth quarter 2024; full year 2025 revenues increased 1% to $14.3 billion versus 2024
•Fourth quarter 2025 Dupixent® global net sales (recorded by Sanofi) increased 34% to $4.9 billion versus fourth quarter 2024; full year 2025 Dupixent global net sales increased 26% to $17.8 billion versus 2024
•Fourth quarter 2025 EYLEA HD® U.S. net sales increased 66% to $506 million and total EYLEA HD and EYLEA® U.S. net sales decreased 28% to $1.1 billion; full year 2025 EYLEA HD U.S. net sales increased 36% to $1.6 billion and total EYLEA HD and EYLEA U.S. net sales decreased 27% to $4.4 billion
•Fourth quarter 2025 GAAP EPS of $7.86 and non-GAAP EPS(a) of $11.44; fourth quarter 2025 includes unfavorable $0.14 impact from acquired IPR&D charge
•EYLEA HD approved by FDA for treatment of macular edema following retinal vein occlusion (RVO) and for monthly dosing flexibility across approved indications
•FDA approved new manufacturer to fill vials for EYLEA HD; regulatory application to include new manufacturer for EYLEA HD pre-filled syringe submitted to FDA, with decision expected in second quarter 2026
•Libtayo® approved by FDA and EC as first and only immunotherapy for high-risk adjuvant cutaneous squamous cell carcinoma (CSCC)
•Dupixent approved by EC for chronic spontaneous urticaria (CSU)
Tarrytown, New York (January 30, 2026) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the fourth quarter and full year 2025 and provided a business update.
"Regeneron performed well in 2025, with financial strength driven by our four blockbuster medicines and future growth supported by our exciting late-stage clinical portfolio," said Leonard S. Schleifer, M.D., Ph.D., Board co-Chair, President and Chief Executive Officer of Regeneron. "In the fourth quarter, we secured label expansions and new filler solutions for EYLEA HD, further enhancing its commercial potential. Dupixent received new approvals in Japan and Europe and is currently the most widely used innovative branded antibody medicine, with over 1.4 million active patients worldwide. Libtayo also secured additional approvals and continues to be the leading immunotherapy for non-melanoma skin cancers. Our current success is underscored by decades of investment in innovative science and technology, setting us up for exciting data read-outs and potential approvals in 2026 in a broad range of diseases."

Financial Highlights

($ in millions, except per share data)	Q4 2025	Q4 2024	% Change	FY 2025	FY 2024	% Change
Total revenues	$3,884	$3,789	3%	$14,343	$14,202	1%
GAAP net income	$845	$918	(8%)	$4,505	$4,413	2%
GAAP net income per share - diluted	$7.86	$8.06	(2%)	$41.48	$38.34	8%
Non-GAAP net income(a)	$1,249	$1,390	(10%)	$4,888	$5,319	(8%)
Non-GAAP net income per share - diluted(a)	$11.44	$12.07	(5%)	$44.31	$45.62	(3%)
"2025 was another strong year for Regeneron, marked by notable pipeline advances, remarkable commercial execution, and solid financial performance," said Christopher Fenimore, Executive Vice President, Finance and Chief Financial Officer of Regeneron. "As we look ahead to 2026, our focus remains on prioritizing internal investments, evaluating complementary business development opportunities, and enhancing shareholder returns through share repurchases and dividends, positioning the Company to deliver sustainable growth and long-term value to shareholders."
Business Highlights
Key Pipeline Progress
Regeneron has approximately 45 product candidates in clinical development, including a number of marketed products for which it is investigating additional indications. Updates from the clinical pipeline include:
Dupixent (dupilumab)
•In November 2025, the European Commission (EC) approved Dupixent for the treatment of CSU in adults and adolescents aged 12 years and older who remain symptomatic despite antihistamine treatment. Dupixent is approved for CSU in certain adults and adolescents in several countries, including the United States and Japan. Additionally, regulatory applications are under review for CSU in children aged 2 to 11 years in the United States, European Union (EU), and Japan.
•In December 2025, the Ministry of Health, Labour and Welfare (MHLW) in Japan approved Dupixent for the treatment of bronchial asthma in children aged 6 to 11 years with severe or refractory disease whose symptoms are inadequately controlled with existing therapy. This expands the previous approval of this indication in Japan for patients aged 12 years and older.
•In November 2025, the Company and Sanofi announced positive results from the Phase 3 trial in adults and children aged 6 years and older with allergic fungal rhinosinusitis (AFRS). Additionally, the U.S. Food and Drug Administration (FDA) accepted for priority review the supplemental Biologics License Application (sBLA) for this indication, which has a target action date in February 2026.
EYLEA HD (aflibercept) 8 mg
•In November 2025, the FDA approved EYLEA HD for the treatment of patients with RVO with up to every 8-week dosing after an initial monthly dosing period. The FDA also approved an every 4-week (monthly) dosing option across approved indications: wet age-related macular degeneration (wAMD), diabetic macular edema (DME), diabetic retinopathy (DR), and RVO.
•In January 2026, the EC approved EYLEA 8 mg (known as EYLEA HD in the United States) for the treatment of RVO.

•In December 2025, the FDA approved the addition of a new manufacturer to fill vials for EYLEA HD.
•In December 2025, the Company submitted a regulatory application to the FDA to include a new manufacturer to fill pre-filled syringes for EYLEA HD. An FDA decision is expected in the second quarter of 2026.
Libtayo (cemiplimab)
•In October and November of 2025, the FDA and EC, respectively, approved Libtayo as an adjuvant treatment for adults with CSCC at high risk of recurrence after surgery and radiation, making Libtayo the first and only immunotherapy approved in this setting. This expands Libtayo's approved indications in CSCC beyond the metastatic or locally advanced setting. Additionally, in December 2025, a regulatory application was submitted in Japan for the adjuvant treatment of CSCC.
Other Programs
•In December 2025, the Company submitted a BLA to the FDA for DB-OTO (an AAV-based gene therapy) for the treatment of profound genetic hearing loss in children due to variants of the otoferlin (OTOF) gene. An FDA decision is expected in the first half of 2026.
•In December 2025, the Company submitted U.S. and EU regulatory applications for garetosmab (an Activin A antibody) in adults with fibrodysplasia ossificans progressiva (FOP).
•A second Phase 3 study was initiated for REGN5713-5715, an investigational treatment for birch allergy.
Corporate Updates
•In October 2025, Dupixent was recognized as the “Best Biotechnology Product” of 2025 by the Galien Foundation, which acknowledges extraordinary scientific innovations that improve the human condition.
•In January 2026, the Company's collaboration agreement with Tessera Therapeutics, Inc. to develop and commercialize TSRA-196 (Tessera's investigational program for the treatment of alpha-1 antitrypsin deficiency (AATD)) became effective. Tessera will lead the initial first-in-human trial, while Regeneron will lead subsequent global development and commercialization.
•In addition to the previously announced ongoing and planned domestic investments totaling more than $7 billion, the Company plans to invest approximately $2 billion to develop a state-of-the-art bulk manufacturing facility in Saratoga Springs, New York, expected to create 1,000 high-paying jobs and to significantly expand manufacturing capacity.

Select Upcoming 2026 Milestones

Programs		Milestones
Ophthalmology	-	FDA decision for EYLEA HD pre-filled syringe (second quarter 2026)
	-	Report initial results from lead-in cohort of Phase 3 study for cemdisiran (C5 siRNA therapy) as monotherapy and in combination with pozelimab (C5 antibody) in geographic atrophy (second half 2026)
Immunology & Inflammation	-	EC decision on regulatory submission for Dupixent in bullous pemphigoid (first half 2026); FDA decision on sBLA for Dupixent in AFRS (February 2026)
	-	Initiate long-acting IL-13 antibody clinical program in atopic dermatitis (first half 2026)
	-	Initiate second Phase 3 study for REGN1908-1909 (Fel d 1 multi-antibody) in cat allergy (first half 2026)
Cardiovascular & Metabolic Diseases	-	Initiate Phase 3 program for olatorepatide (GLP-1/GIP receptor agonist) in obesity in patients with and without Type 2 diabetes (2026)
	-	Initiate clinical program for olatorepatide in combination with Praluent® (alirocumab) (2026)
	-	Report additional data from Phase 2 study for semaglutide in combination with trevogrumab (myostatin antibody) with and without garetosmab (Activin A antibody) in obesity (2026)
Hematology	-	Initiate additional Phase 3 studies for Factor XI antibodies (REGN7508 and REGN9933) in anticoagulation (first half 2026)
	-	Report results from Phase 3 study for pozelimab (C5 antibody) in combination with cemdisiran (C5 siRNA therapy) in paroxysmal nocturnal hemoglobinuria (PNH) (fourth quarter 2026/first quarter 2027)
Oncology & Hematology-Oncology	-	Report results from Phase 3 study for fianlimab (LAG-3 antibody), in combination with Libtayo, versus pembrolizumab in first-line metastatic melanoma (first half 2026)
	-	Initiate additional Phase 3 studies for Lynozyfic™ (linvoseltamab) in multiple myeloma and precursor conditions (2026)
Neurology & Rare Diseases	-	FDA decision on BLA for DB-OTO (AAV-based gene therapy) in hearing deficit due to variants of the otoferlin gene (first half 2026)
	-	FDA decision on BLA and EC decision on MAA for garetosmab (Activin A antibody) in FOP (second half 2026)
	-	Submit New Drug Application (NDA) for cemdisiran (C5 siRNA therapy) in myasthenia gravis (first quarter 2026) and FDA decision on NDA (fourth quarter 2026/first quarter 2027)

Fourth Quarter and Full Year 2025 Financial Results
Revenues

($ in millions)	Q4 2025	Q4 2024	% Change	FY 2025	FY 2024	% Change
Net product sales:
EYLEA HD - U.S.	$506	$305	66%	$1,637	$1,201	36%
EYLEA - U.S.	577	1,190	(52%)	2,748	4,767	(42%)
Total EYLEA HD and EYLEA - U.S.	1,083	1,495	(28%)	4,385	5,968	(27%)
Libtayo - U.S.	285	251	14%	945	787	20%
Libtayo - ROW*	140	116	21%	508	430	18%
Total Libtayo - Global	425	367	16%	1,453	1,217	19%
Praluent - U.S.	73	63	16%	262	242	8%
Evkeeza® - U.S.	48	38	26%	162	126	29%
Inmazeb® - U.S.	37	40	(8%)	37	76	(51%)
Other products - Global	9	—	**	10	—	**
Total net product sales	1,675	2,003	(16%)	6,309	7,629	(17%)

Collaboration revenue:
Sanofi	1,640	1,213	35%	5,884	4,531	30%
Bayer	319	377	(15%)	1,422	1,499	(5%)
Other	12	17	(29%)	25	28	(11%)
Other revenue	238	179	33%	703	515	37%
Total revenues	$3,884	$3,789	3%	$14,343	$14,202	1%

* Rest of world (ROW)
** Percentage not meaningful
Net product sales of EYLEA HD increased in the fourth quarter and full year 2025, compared to the same periods of 2024, due to higher sales volumes driven by increased demand, partly offset by a lower net selling price.
Net product sales of EYLEA in the fourth quarter and full year 2025, compared to the same periods of 2024, were negatively impacted by (i) lower sales volumes as a result of continued competitive pressures, loss in market share to compounded bevacizumab due to patient affordability constraints, and the continued transition of patients to EYLEA HD, and (ii) a lower net selling price.
In addition, as previously reported, EYLEA HD and EYLEA net product sales in the fourth quarter of 2025 were each favorably impacted by approximately $30 million due to higher wholesaler inventory levels at the end of the fourth quarter of 2025 compared to the end of the third quarter of 2025.
Sanofi collaboration revenue increased in the fourth quarter and full year 2025, compared to the same periods of 2024, due to an increase in the Company's share of profits from the commercialization of antibodies, which were $1.486 billion and $1.043 billion in the fourth quarter of 2025 and 2024, respectively, and $5.242 billion and $3.924 billion for full year 2025 and 2024, respectively. The change in the Company's share of profits from commercialization of antibodies was driven by higher profits primarily associated with an increase in Dupixent sales.

Refer to Table 4 for a summary of collaboration revenue.
Other revenue increased in the fourth quarter and full year 2025, compared to the same periods of 2024, primarily due to royalties earned on sales of Ilaris® and share of profits from sales of ARCALYST®, which were $179 million and $112 million in the aggregate for the fourth quarter of 2025 and 2024, respectively, and $506 million and $293 million for full year 2025 and 2024, respectively.
Operating Expenses

	GAAP		% Change	Non-GAAP(a)		% Change
($ in millions)	Q4 2025	Q4 2024		Q4 2025	Q4 2024
Research and development (R&D)	$1,626	$1,412	15%	$1,331	$1,224	9%
Acquired in-process research and development (IPR&D)	$19	$14	36%	*	*	n/a
Selling, general, and administrative (SG&A)	$775	$792	(2%)	$691	$681	1%
Cost of goods sold (COGS)	$319	$327	(2%)	$257	$271	(5%)
Gross margin on net product sales(b)	81%	84%		85%	86%
Cost of collaboration and contract manufacturing (COCM)(c)	$266	$239	11%	*	*	n/a
Other operating (income) expense, net	$—	$16	(100%)	*	$—	**

	GAAP		% Change	Non-GAAP(a)		% Change
	FY 2025	FY 2024		FY 2025	FY 2024
Research and development	$5,850	$5,132	14%	$5,150	$4,563	13%
Acquired in-process research and development	$124	$101	23%	*	*	n/a
Selling, general, and administrative	$2,700	$2,954	(9%)	$2,311	$2,544	(9%)
Cost of goods sold	$1,141	$1,087	5%	$924	$898	3%
Gross margin on net product sales(b)	82%	86%		85%	88%
Cost of collaboration and contract manufacturing(c)	$960	$883	9%	*	*	n/a
Other operating (income) expense, net	$(10)	$53	**	*	$—	**

* GAAP and non-GAAP amounts are equivalent as no non-GAAP adjustments have been recorded
** Percentage not meaningful
•GAAP and non-GAAP R&D expenses increased for full year 2025, compared to the same period in the prior year, driven by the advancement of the Company's late-stage clinical pipeline. GAAP R&D expenses for the fourth quarter and full year 2025 included $155 million related to a previously purchased FDA Rare Pediatric Disease Priority Review Voucher (PRV), which the Company decided in the fourth quarter of 2025 to utilize for a regulatory submission.
•Acquired IPR&D expenses for full year 2025 included an $80 million up-front payment in connection with the Company's license agreement with Hansoh Pharmaceuticals Group Company Limited. Acquired IPR&D expenses for full year 2024 included a $45 million development milestone in connection with the Company's collaboration agreement with Sonoma Biotherapeutics, Inc.

•GAAP and non-GAAP SG&A expenses decreased for full year 2025, compared to the same period in the prior year, primarily due to lower charitable contributions to Good Days, an independent non-profit patient assistance organization. GAAP and non-GAAP SG&A expenses in the fourth quarter 2025 included approximately $60 million for matching donations made to Good Days; in July 2025, the Company launched a matching program for donations made to Good Days and committed to matching donations quarterly through the end of 2025. The Company recently committed to matching donations for up to a total of $200 million during 2026.
•GAAP and non-GAAP gross margin on net product sales decreased in the fourth quarter and full year 2025, compared to the same periods in the prior year, partly due to ongoing investments to support the Company's manufacturing operations and higher inventory write-offs and reserves. In addition, GAAP gross margin on net product sales decreased due to higher amortization expense associated with the Company's Libtayo intangible asset.
Other Financial Information
GAAP other income (expense), net included the recognition of net losses on marketable and other securities of $22 million in the fourth quarter of 2025, compared to net losses of $213 million in the fourth quarter of 2024. GAAP other income (expense), net included the recognition of net gains on marketable and other securities of $946 million for full year 2025, compared to net gains of $118 million for full year 2024.
In the fourth quarter and full year 2025, the Company's GAAP effective tax rate (ETR) was 19.1% and 13.9%, respectively, compared to 4.2% and 7.7% in the fourth quarter and full year 2024, respectively. The GAAP ETR increased in the fourth quarter and full year 2025, compared to the same periods in the prior year, primarily due to lower tax benefits from less stock option exercises and the shortfall related to stock-based compensation. A shortfall occurs when the actual tax deduction a company recognizes from stock-based compensation is less than the deferred tax asset that was previously recorded for financial reporting purposes, resulting in the write-off of the deferred tax asset (and recognition of income tax expense). The GAAP ETR for the fourth quarter of 2025 was also negatively impacted by a lower benefit from income earned in foreign jurisdictions with tax rates lower than the U.S. federal statutory rate. The GAAP ETR for full year 2025 was positively impacted by the release of liabilities for uncertain tax positions recognized upon the settlement of an IRS audit. In the fourth quarter and full year 2025, the non-GAAP ETR was 17.1% and 12.6%, respectively, compared to 9.9% and 9.6% in the fourth quarter and full year 2024, respectively.
A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
Capital Allocation
During the fourth quarter and full year 2025, the Company repurchased shares of its common stock and recorded the cost of the shares, or $671 million and $3.5 billion, respectively, as Treasury Stock. As of December 31, 2025, $1.5 billion remained available for share repurchases under the Company's share repurchase programs.

In January 2026, the Company's board of directors declared a cash dividend of $0.94 per share on the Company's common stock and Class A stock, payable on March 5, 2026 to shareholders of record as of February 20, 2026.
2026 Financial Guidance*
The Company's full year 2026 financial guidance consists of the following components:

2026 Guidance
GAAP R&D	$6.450–$6.680 billion
Non-GAAP R&D(a)	$5.900–$6.100 billion
GAAP SG&A	$2.860–$3.040 billion
Non-GAAP SG&A(a)	$2.500–$2.650 billion
GAAP gross margin on net product sales	79%–80%
Non-GAAP gross margin on net product sales(a)	83%–84%
COCM**	$940 million–$1.020 billion
Capital expenditures**	$1.100–$1.300 billion
GAAP effective tax rate	12%–14%
Non-GAAP effective tax rate(a)	13%–15%

* The Company's 2026 financial guidance does not assume the completion of any business development transactions not completed as of the date of this press release
** GAAP and non-GAAP amounts are equivalent as no non-GAAP adjustments are expected to be recorded

A reconciliation of full year 2026 GAAP to non-GAAP financial guidance is included below:

	Projected Range
($ in millions)	Low	High
GAAP R&D	$6,450	$6,680
Stock-based compensation expense	550	580
Non-GAAP R&D(a)	$5,900	$6,100

GAAP SG&A	$2,860	$3,040
Stock-based compensation expense	360	390
Non-GAAP SG&A(a)	$2,500	$2,650

GAAP gross margin on net product sales	79%	80%
Intangible asset amortization expense	3%	3%
Stock-based compensation expense	1%	1%
Non-GAAP gross margin on net product sales(a)	83%	84%

GAAP ETR	12%	14%
Income tax effect of GAAP to non-GAAP reconciling items	1%	1%
Non-GAAP ETR(a)	13%	15%

(a)
This press release uses non-GAAP R&D, non-GAAP SG&A, non-GAAP COGS, non-GAAP gross margin on net product sales, non-GAAP other operating (income) expense, net, non-GAAP other income (expense), net, non-GAAP ETR, non-GAAP net income, non-GAAP net income per share, and free cash flow, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are computed by excluding certain non-cash and/or other items from the related GAAP financial measure. The Company also includes a non-GAAP adjustment for the estimated income tax effect of reconciling items. A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued or changes in the fair value of the Company's investments in equity securities) or items that are not associated with normal, recurring operations (such as acquisition and integration costs). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. With respect to free cash flow, the Company believes that this non-GAAP measure provides a further measure of the Company's ability to generate cash flows from its operations. Additionally, the non-GAAP measures presented are intended to provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by the Company should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP.

(b)	Gross margin on net product sales represents gross profit expressed as a percentage of total net product sales recorded by the Company. Gross profit is calculated as net product sales less cost of goods sold.

(c)	Corresponding reimbursements from collaborators and others for manufacturing product is recorded within revenues.

Conference Call Information
Regeneron will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2025 financial and operating results on Friday, January 30, 2026, at 8:30 AM Eastern Time. Participants may access the conference call live via webcast, or register in advance and participate via telephone, on the "Investors and Media" page of Regeneron's website at www.regeneron.com. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website for at least 30 days.
About Regeneron
Regeneron is a leading biotechnology company that invents, develops, and commercializes life-transforming medicines for people with serious diseases. Founded and led by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to numerous approved treatments and product candidates in development, most of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, neurological diseases, hematologic conditions, infectious diseases, and rare diseases.
Regeneron pushes the boundaries of scientific discovery and accelerates drug development using its proprietary technologies, such as VelociSuite®, which produces optimized fully human antibodies and new classes of bispecific antibodies. Regeneron is shaping the next frontier of medicine with data-powered insights from the Regeneron Genetics Center® and pioneering genetic medicine platforms, enabling Regeneron to identify innovative targets and complementary approaches to potentially treat or cure diseases.
For more information, please visit www.regeneron.com or follow Regeneron on LinkedIn, Instagram, Facebook, or X.
Forward-Looking Statements and Use of Digital Media
This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, competing products and product candidates (including biosimilar products) that may be superior to, or more cost effective than, products marketed or otherwise commercialized by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Products") and product candidates being developed by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Product Candidates"); uncertainty of the utilization, market acceptance, and commercial success of Regeneron's Products and Regeneron's Product Candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary) or recommendations and guidelines from governmental authorities and other third parties or other factors beyond Regeneron's control on the commercial success of Regeneron's Products and Regeneron's Product Candidates; the nature, timing, and possible success and therapeutic applications of Regeneron's Products and Regeneron's Product

Candidates and research and clinical programs now underway or planned, including without limitation EYLEA HD® (aflibercept) Injection 8 mg, EYLEA® (aflibercept) Injection, Dupixent® (dupilumab), Libtayo® (cemiplimab), Praluent® (alirocumab), Kevzara® (sarilumab), Evkeeza® (evinacumab), Veopoz® (pozelimab), Ordspono™ (odronextamab), Lynozyfic™ (linvoseltamab), other clinical programs discussed in this press release, Regeneron's and its collaborators' earlier-stage programs, and the use of human genetics in Regeneron's research programs; the likelihood and timing of achieving any of the anticipated milestones described in this press release; safety issues resulting from the administration of Regeneron's Products and Regeneron's Product Candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s Products and Regeneron's Product Candidates in clinical trials; the likelihood, timing, and scope of possible regulatory approval and commercial launch of Regeneron's Product Candidates and new indications for Regeneron's Products, including those listed above and/or otherwise discussed in this press release; the extent to which the results from the research and development programs conducted by Regeneron and/or its collaborators may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; ongoing regulatory obligations and oversight impacting Regeneron's Products, research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's Products and Regeneron's Product Candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates and risks associated with tariffs and other trade restrictions; the ability of Regeneron’s collaborators, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s Products and Regeneron's Product Candidates; the availability and extent of reimbursement or copay assistance for Regeneron’s Products from third-party payors and other third parties, including private payor healthcare and insurance programs, health maintenance organizations, pharmacy benefit management companies, and government programs such as Medicare and Medicaid; coverage and reimbursement determinations by such payors and other third parties and new policies and procedures adopted by such payors and other third parties; changes to drug pricing regulations and requirements and Regeneron's drug pricing strategy; other changes in laws, regulations, and policies affecting the healthcare industry; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance, including GAAP and non-GAAP R&D, GAAP and non-GAAP SG&A, GAAP and non-GAAP gross margin on net product sales, COCM, capital expenditures, and GAAP and non-GAAP ETR; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi and Bayer (or their respective affiliated companies, as applicable), to be cancelled or terminated; the impact of public health outbreaks, epidemics, or pandemics on Regeneron's business; and risks associated with litigation and other proceedings and government investigations relating to the Company and/or its operations (including the pending civil proceedings initiated or joined by the U.S. Department of Justice and the U.S. Attorney's Office for the District of Massachusetts), risks associated with intellectual property of other parties and pending or future litigation relating thereto (including without limitation the patent litigation and other related proceedings relating to EYLEA), the ultimate outcome of any such proceedings and investigations, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition. A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission. Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.
Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (https://investor.regeneron.com) and its LinkedIn page (https://www.linkedin.com/company/regeneron-pharmaceuticals).
Non-GAAP Financial Measures
This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of such non-GAAP financial measures.

###

Contact Information:

Ryan Crowe	Christina Chan
Investor Relations	Corporate Affairs
914-847-8790	914-847-8827
ryan.crowe@regeneron.com	christina.chan@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	December 31,
	2025	2024
Assets:
Cash and marketable securities	$18,865.8	$17,912.6
Accounts receivable, net	5,741.1	6,211.9
Inventories	3,200.8	3,087.3
Property, plant, and equipment, net	5,120.4	4,599.7
Intangible assets, net	1,257.4	1,148.6
Deferred tax assets	4,077.2	3,314.1
Other assets	2,296.0	1,485.2
Total assets	$40,558.7	$37,759.4

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$5,834.2	$4,888.0
Finance lease liabilities	720.0	720.0
Deferred revenue	761.7	813.4
Long-term debt	1,985.9	1,984.4
Stockholders' equity	31,256.9	29,353.6
Total liabilities and stockholders' equity	$40,558.7	$37,759.4

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Net product sales	$1,674.8	$2,002.9	$6,309.1	$7,629.2
Collaboration revenue	1,970.9	1,606.9	7,331.2	6,057.8
Other revenue	238.6	179.4	702.6	515.0
	3,884.3	3,789.2	14,342.9	14,202.0
Expenses:
Research and development	1,626.1	1,412.1	5,850.2	5,132.0
Acquired in-process research and development	18.7	13.8	124.1	101.0
Selling, general, and administrative	775.0	792.2	2,700.0	2,954.4
Cost of goods sold	318.7	326.8	1,140.8	1,087.3
Cost of collaboration and contract manufacturing	265.9	238.6	959.9	883.2
Other operating (income) expense, net	—	15.5	(10.0)	53.4
	3,004.4	2,799.0	10,765.0	10,211.3

Income from operations	879.9	990.2	3,577.9	3,990.7

Other income (expense):
Other income (expense), net	176.0	(21.6)	1,696.6	844.4
Interest expense	(12.2)	(10.5)	(43.8)	(55.2)
	163.8	(32.1)	1,652.8	789.2

Income before income taxes	1,043.7	958.1	5,230.7	4,779.9

Income tax expense	199.1	40.4	725.8	367.3

Net income	$844.6	$917.7	$4,504.9	$4,412.6

Net income per share - basic	$8.21	$8.53	$43.07	$40.90
Net income per share - diluted	$7.86	$8.06	$41.48	$38.34

Weighted average shares outstanding - basic	102.9	107.6	104.6	107.9
Weighted average shares outstanding - diluted	107.5	113.8	108.6	115.1

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP R&D	$1,626.1	$1,412.1	$5,850.2	$5,132.0
Stock-based compensation expense	140.3	174.7	545.4	543.8
Acquisition and integration costs	—	13.8	—	24.9
Priority review voucher	155.0	—	155.0	—
Non-GAAP R&D	$1,330.8	$1,223.6	$5,149.8	$4,563.3

GAAP SG&A	$775.0	$792.2	$2,700.0	$2,954.4
Stock-based compensation expense	83.9	103.1	362.9	355.0
Acquisition and integration costs	—	5.5	0.8	42.2
Litigation settlements	—	3.0	25.0	13.0
Non-GAAP SG&A	$691.1	$680.6	$2,311.3	$2,544.2

GAAP COGS	$318.7	$326.8	$1,140.8	$1,087.3
Stock-based compensation expense	25.1	26.6	85.4	84.0
Acquisition and integration costs	—	0.3	—	2.0
Intangible asset amortization expense	36.9	29.1	131.7	103.5
Non-GAAP COGS	$256.7	$270.8	$923.7	$897.8

GAAP other operating (income) expense, net	$—	$15.5	$(10.0)	$53.4
Change in fair value of contingent consideration	—	15.5	—	53.4
Non-GAAP other operating (income) expense, net	$—	$—	$(10.0)	$—

GAAP other income (expense), net	$163.8	$(32.1)	$1,652.8	$789.2
Losses (gains) on marketable and other securities, net	21.5	212.9	(946.1)	(118.3)
Non-GAAP other income (expense), net	$185.3	$180.8	$706.7	$670.9

GAAP net income	$844.6	$917.7	$4,504.9	$4,412.6
Total of GAAP to non-GAAP reconciling items above	462.7	584.5	360.1	1,103.5
Income tax effect of GAAP to non-GAAP reconciling items	(91.4)	(112.5)	(54.4)	(196.9)
Income tax expense: Shortfall from stock-based compensation	32.6	—	32.6	—
Income tax expense: Charge related to enactment of OBBBA	—	—	44.5	—
Non-GAAP net income	$1,248.5	$1,389.7	$4,887.7	$5,319.2

Non-GAAP net income per share - basic	$12.13	$12.92	$46.73	$49.30
Non-GAAP net income per share - diluted	$11.44	$12.07	$44.31	$45.62

Shares used in calculating:
Non-GAAP net income per share - basic	102.9	107.6	104.6	107.9
Non-GAAP net income per share - diluted	109.1	115.1	110.3	116.6

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) (continued)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Effective tax rate reconciliation:
GAAP ETR	19.1%	4.2%	13.9%	7.7%
Income tax effect of GAAP to non-GAAP reconciling items	0.2%	5.7%	0.1%	1.9%
Income tax expense: Shortfall from stock-based compensation	(2.2%)	—%	(0.6%)	—%
Income tax expense: Charge related to enactment of OBBBA	—%	—%	(0.8%)	—%
Non-GAAP ETR	17.1%	9.9%	12.6%	9.6%

Gross margin on net product sales reconciliation:
GAAP gross margin on net product sales	81%	84%	82%	86%
Intangible asset amortization expense	2%	1%	2%	1%
Stock-based compensation expense	2%	1%	1%	1%
Non-GAAP gross margin on net product sales	85%	86%	85%	88%

		Year Ended December 31,
		2025	2024
Free cash flow reconciliation:
Net cash provided by operating activities		$4,978.9	$4,420.5
Capital expenditures		(898.4)	(755.9)
Free cash flow		$4,080.5	$3,664.6

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Sanofi collaboration revenue:
Regeneron's share of profits in connection with commercialization of antibodies	$1,485.9	$1,042.9	$5,241.6	$3,923.5
Reimbursement for manufacturing of commercial supplies	154.3	169.7	642.4	607.9
Total Sanofi collaboration revenue	1,640.2	1,212.6	5,884.0	4,531.4

Bayer collaboration revenue:
Regeneron's share of profits in connection with commercialization of EYLEA 8 mg and EYLEA outside the United States	270.1	348.8	1,282.7	1,403.3
Reimbursement for manufacturing of commercial supplies	48.6	28.3	139.7	95.7
Total Bayer collaboration revenue	318.7	377.1	1,422.4	1,499.0

Other collaboration revenue	12.0	17.2	24.8	27.4

Total collaboration revenue	$1,970.9	$1,606.9	$7,331.2	$6,057.8

TABLE 5
REGENERON PHARMACEUTICALS, INC.
NET PRODUCT SALES OF REGENERON-DISCOVERED PRODUCTS (Unaudited)
(In millions)

	Three Months Ended December 31,
	2025			2024			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
EYLEA HD(a)	$506.3	$312.2	$818.5	$304.6	$90.4	$395.0	107%
EYLEA(a)	$576.9	$504.8	$1,081.7	$1,190.4	$797.5	$1,987.9	(46%)
Total EYLEA HD and EYLEA	$1,083.2	$817.0	$1,900.2	$1,495.0	$887.9	$2,382.9	(20%)
Dupixent(b)	$3,733.8	$1,205.7	$4,939.5	$2,745.8	$951.8	$3,697.6	34%
Libtayo(c)	$285.3	$140.1	$425.4	$251.2	$115.7	$366.9	16%
Praluent(d)	$72.2	$153.6	$225.8	$62.7	$117.7	$180.4	25%
Kevzara(b)	$100.0	$52.0	$152.0	$82.4	$52.4	$134.8	13%
Other products(e)	$92.9	$31.8	$124.7	$78.5	$24.8	$103.3	21%

	Year Ended December 31,
	2025			2024			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
EYLEA HD(a)	$1,636.9	$932.7	$2,569.6	$1,201.1	$239.9	$1,441.0	78%
EYLEA(a)	$2,747.8	$2,573.6	$5,321.4	$4,767.1	$3,336.9	$8,104.0	(34%)
Total EYLEA HD and EYLEA	$4,384.7	$3,506.3	$7,891.0	$5,968.2	$3,576.8	$9,545.0	(17%)
Dupixent(b)	$13,187.0	$4,619.7	$17,806.7	$10,398.7	$3,749.3	$14,148.0	26%
Libtayo(c)	$944.7	$507.5	$1,452.2	$787.3	$429.5	$1,216.8	19%
Praluent(d)	$262.5	$594.3	$856.8	$241.7	$523.3	$765.0	12%
Kevzara(b)	$371.4	$203.2	$574.6	$270.2	$188.5	$458.7	25%
Other products(e)	$210.0	$113.3	$323.3	$202.9	$90.0	$292.9	10%

Note: The table above includes net product sales of Regeneron-discovered products. Such net product sales are recorded by the Company or others, as further described in the footnotes below.
(a) The Company records net product sales of EYLEA HD and EYLEA in the United States, and Bayer records net product sales outside the United States. The Company records its share of profits in connection with sales outside the United States within Collaboration revenue.

(b) Sanofi records global net product sales of Dupixent and Kevzara, and the Company records its share of profits in connection with global sales of such products within Collaboration revenue
(c) The Company records global net product sales of Libtayo and pays Sanofi a royalty on such sales
(d) The Company records net product sales of Praluent in the United States. Sanofi records net product sales of Praluent outside the United States and pays the Company a royalty on such sales, which is recorded within Other revenue.

(e) Included in this line item are products which are sold by the Company and others. Refer to "Fourth Quarter and Full Year 2025 Financial Results" section above for a listing of net product sales recorded by the Company. Not included in this line item are net product sales of ARCALYST, which are recorded by Kiniksa.